Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS THIRD QUARTER

2015 RESULTS OF OPERATIONS

Bensenville, Ill. – November 9, 2015— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, semiconductor, and optical industries, today reported financial results for its third quarter ended September 30, 2015.

The Company reported third quarter revenue of $5.3 million, lower than the prior quarter revenue of $7.1 million due to weaker sapphire demand, particularly for two-inch core sold into the mobile device market, which declined $2.1 million sequentially. The Company cited higher inventory of finished two-inch double side polished wafers at its customers as contributing to the weaker demand in the quarter. PSS wafer sales increased again sequentially, to $1.4 million in the third quarter from $0.9 million in the prior quarter. While PSS revenue increased, the LED market in general was weaker in the quarter, resulting from weakness in the backlighting segment of the market.

Bill Weissman, Rubicon’s CEO, said, “The sapphire market remained very challenging in the third quarter as excess capacity in the market and fluctuations in inventory levels in the supply chain added additional downward pressure on pricing and volumes for the industry. The current excess capacity in the sapphire market has been driven by the prospect of sapphire cover glass in mobile devices, and if that application becomes a reality, it has the potential to quickly change the market supply situation. While we are also taking steps to assure that Rubicon is positioned to participate in the sapphire cover glass market if that application is adopted, we are taking the actions necessary to diversify the business to reduce volatility and drive stronger margins over the long-term while putting intense focus on cost reduction to reduce cash usage in the near-term.”

The Company’s operating loss for the third quarter, excluding a non-cash charge for impairment of long-lived assets and an accrual for the pending settlement of securities litigation, was reduced sequentially by $1.4 million to $6.9 million. Cash used in the period was $1.9 million as compared with $5 million in the prior quarter. Please refer to the reconciliation of non-GAAP measures to the nearest GAAP measures near the end of this release.

The Company recorded a non-cash charge for impairment of long-lived assets such as machinery, equipment and facilities in the quarter totaling $39.6 million. Mardel Graffy, Rubicon’s CFO commented, “Due to the protracted weakness in sapphire pricing, it was determined in the period that our long-lived assets should be written down to current fair market value in accordance with generally accepted accounting principles.”

Fourth Quarter 2015 Guidance

The Company expects the market to be particularly challenging in the fourth quarter. Given the current pricing for two and four inch core, the Company expects to limit sales of those products in the quarter to allow time for inventory in the supply chain to clear. The Company also reported some delay in the start of its purchase order with its key PSS customer based on revised end customer demand.

Mr. Weissman said, “There is weakness in all markets right now. We expect improvement in the first quarter of next year based on our visibility of wafers sales and we also believe the LED and mobile device supply chain inventories should come down and anticipate some improvement in demand for two and four inch core in the first quarter as well. However, fourth quarter revenue will likely be limited to $2 to $3 million with GAAP loss per share of around $0.30.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on November 9, 2015 to review the third quarter 2015 results and the fourth quarter outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://ir.rubicontechnology.com. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. Eastern time on November 16, 2015, and can be accessed by dialing (877) 344-7529 or (412) 317-0088 (international). Callers should reference conference ID 10075492. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is a vertically integrated advanced electronic materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has a proprietary technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of 2015, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include changes in the average selling prices of sapphire products, our successful development and market acceptance of new products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	September 30,
	2015	2014
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$21,428	$25,144
Restricted cash	167	195
Short-term investments	12,676	27,828
Accounts receivable, net	3,276	5,822
Inventories	23,112	23,060
Other current assets	7,723	9,736

Total current assets	68,382	91,785
Property and equipment, net	59,079	110,347
Other assets	1,492	1,973

Total assets	$128,953	$204,105

Liabilities and Stockholders’ Equity
Accounts payable	$2,563	$4,058
Accrued and other current liabilities	1,993	1,970

Total current liabilities	4,556	6,028
Deferred tax liability	9	267

Total liabilities	4,565	6,295
Stockholders’ equity	124,388	197,810

Total liabilities and stockholders’ equity	$128,953	$204,105

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue	$5,346	$8,036	$21,362	$36,773
Cost of goods sold	9,237	17,496	35,517	61,001

Gross loss	(3,891)	(9,460)	(14,155)	(24,228)
General and administrative expenses	3,037	2,949	7,293	7,534
Sales and marketing expenses	287	337	979	1,136
Research and development expenses	558	446	1,594	1,413
Long-lived asset impairment charges	39,597	—	39,597	—
Loss on disposal of assets	—	680	22	665

Total operating expenses	43,479	4,412	49,485	10,748

Loss from operations	(47,370)	(13,872)	(63,640)	(34,976)
Other (expense) income:
Interest (expense) income and other, net	(1,489)	(139)	(2,060)	93

Loss before income taxes	(48,859)	(14,011)	(65,700)	(34,883)
Income tax benefit	663	298	576	292

Net loss	$(48,196)	$(13,713)	$(65,124)	$(34,591)

Net loss per common share:
Basic	$(1.84)	$(0.53)	$(2.49)	$(1.35)
Diluted	$(1.84)	$(0.53)	$(2.49)	$(1.35)
Weighted average common shares outstanding used in computing net loss per common share:	26,160,308	26,110,651	26,143,948	25,711,532

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Cash flows from operating activities
Net loss	$(48,196)	$(13,713)	$(65,124)	$(34,591)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,178	3,337	9,780	10,321
Long-lived asset impairment charges	39,597	—	39,597	—
Other	292	950	961	1,746
Deferred taxes	(663)	(363)	(584)	(363)
Changes in operating assets and liabilities
Accounts receivable	4,668	2,712	5,047	(2,251)
Inventories	(2,301)	235	(2,177)	11,330
Other assets	206	2,430	1,450	2,921
Accounts payable	259	(274)	(910)	(401)
Accrued expenses and other current liabilities	143	139	55	(202)

Net cash used in operating activities	(2,817)	(4,547)	(11,905)	(11,490)

Cash flows from investing activities
Purchases of property and equipment, net of proceeds from disposal of assets	(459)	(1,503)	(801)	(6,112)
Purchases of investments, net proceeds from sales of investments	537	6,439	7,901	(13,359)

Net cash provided by (used in) investing activities	78	4,936	7,100	(19,471)

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	—	—	—	34,957
Other financing activities	28	(42)	12	182

Net cash provided by (used in) financing activities	28	(42)	12	35,139

Net effect of currency translation	1,395	67	1,868	(105)
Net (decrease) increase in cash and cash equivalents	(1,316)	414	(2,925)	4,073
Cash and cash equivalents, beginning of period	22,744	24,730	24,353	21,071

Cash and cash equivalents, end of period	$21,428	$25,144	$21,428	$25,144

Non-GAAP Disclosures

In addition to the GAAP results provided in this release, the Company has provided non-GAAP operating loss and non-GAAP loss per share for the third quarter of 2015. The Company’s management believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the Company’s historical and prospective operating performance. The non-GAAP measures exclude the impact of certain non-cash charges which are described in the footnotes to the table below. Management excludes these items because they believe the impacts do not reflect expected future results and that their exclusion aids in the comparison of the Company’s current results with past and future operating results. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other Companies may calculate these non-GAAP financial measures differently than the Company does limiting the usefulness of those measures for comparative purposes.

Rubicon Technology, Inc.

Q3’15 Reconciling Items to Financial Statements - GAAP to Non-GAAP (Unaudited)

(in thousands except share and per share amounts)

	Three months ended September 30, 2015
	GAAP	Adjustments		Non-GAAP
Revenue	$5,346	$—		$5,346
Cost of goods sold	9,237	—		9,237

Gross loss	(3,891)	—		(3,891)
General and administrative expenses	3,037	(900	)(a)	2,137
Sales and marketing expenses	287	—		287
Research and development expenses	558	—		558
Long-lived asset impairment charges	39,597	(39,597	)(b)	—
Loss on disposal of assets	—	—		—

Total operating expenses	43,479	(40,497)		2,982

Loss from operations	(47,370)	40,497		(6,873)
Other (expense) income:
Interest (expense) income and other, net	(1,489)	—		(1,489)

Loss before income taxes	(48,859)	40,497		(8,362)
Income tax benefit	663			663

Net loss	$(48,196)	$40,497		$(7,699)

Net loss per common share:
Basic	$(1.84)	$1.55		$(0.29)
Diluted	$(1.84)	$1.55		$(0.29)
Weighted average common shares outstanding used in computing net loss per common share:	26,160,308	26,160,308		26,160,308

(a)	The amount the Company accrued for its expected contribution towards the negotiated settlement of securities litigation

(The proposed settlement has not been finalized and remains subject to approval by the United States District Court for the Northern District of Illinois.)

(b)	Asset impairment charges.

Rubicon Technology, Inc.

Revenue by Product Group

(in thousands)

	Three months ended September 30,	Three months ended June 30,	Three months ended September 30,
	2015	2015	2014
Core
2 Inch	$551	$2,615	$856
4 Inch	1,233	1,243	3,327
6 Inch	40	171	—

Total Core	1,824	4,029	4,183
Polished	763	840	1,828
PSS	1,373	902	257
R&D	270	144	156
Optical and other	1,116	1,191	1,612

	$5,346	$7,106	$8,036